EXHIBIT 10.5
AMENDMENT 2009-1
NORDSTROM DIRECTORS
DEFERRED COMPENSATION PLAN
(2007 Restatement)
The Nordstrom Directors Deferred Compensation Plan (2007 Restatement) (the “Plan”) is hereby amended to clarify allocation of authority under the Plan.
1.	Section 4.1 Participation is replaced with the following to clarify responsibility within the Company for documenting the Director’s Participation Agreement:

“4.1 Participation. The Corporate Governance and Nominating Committee may designate members of the Board who, in the judgment of the Corporate Governance and Nominating Committee, are expected to perform future services of special importance on behalf of the Board or of the Company and should be entitled to an award of Appreciation Units under this Plan. Each Board member so designated must execute the Participation Agreement provided by Leadership Benefits as a condition to receiving an award of Appreciation Units.”
2.	Section 9.2 Powers and Authority of the Company is replaced with the following:

“9.2 Powers and Authority of the Company. The Company, acting through its Board of Directors or through the body designated below, has the following absolute powers and authority under the Plan:
               (a) Corporate Governance and Nominating Committee.
          (1) To amend or terminate the Plan, at any time and for any reason;
          (2) To determine the amount, timing, vesting, and other terms and conditions applicable to Plan contributions and benefits;
          (3) To take any actions as it deems advisable to carry out the purposes of the Plan; and
          (4) To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan.
               (b) Compensation Committee.
          (1) To set aside funds to assist the Company to meet its obligations under this Plan, provided that the funds are set aside in a manner that does not result in immediate taxation to Participants;
DIRECTORS DEFERRED COMPENSATION PLAN
AMENDMENT 2009-1

          (2) To establish investment policy guidelines applicable to funds (if any) set aside under (1); and
          (3) To establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits under the Plan.”
3.	Article XI Amendment and Termination is replaced with the following:

“The Plan may be amended or terminated at any time for any reason. Such amendment or termination may modify or eliminate any benefit hereunder, provided that no such amendment or termination shall in any way reduce the vested portion of the affected Participants’ or Beneficiaries’ Accounts. To be effective, an amendment must be in writing and must be signed by a person who has amendment authority under the terms of the Plan. Oral amendments or modifications to the Plan, and any written amendments that are not signed by an authorized person, are not valid or binding on the Company or any other person. Upon termination of the Plan, the Board of Directors may elect to accelerate distribution of Participant Accounts, but only if the accelerated distribution would not result in additional tax to the Participant under Code Section 409A.”
Approved pursuant to proper authority this 25th day of February 2009.

NORDSTROM, INC.
By:	/s/ DELENA SUNDAY
Delena Sunday
	Title:	Executive Vice President Human Resources and Diversity Affairs

DIRECTORS DEFERRED COMPENSATION PLAN
AMENDMENT 2009-1

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